Nephros Reports Second Quarter 2008 Financial Results

NEW YORK, NY—August 14, 2008 - Nephros, Inc. (AMEX: NEP) announced today financial results for the three and six month periods ended June 30, 2008.

For the quarter ended June 30, 2008, Nephros reported net product revenues of $253,000, attributable to sales of its OLpūr MD190 and MD220 products in Europe and Dual Stage Ultrafilter (DSU) water filter in the United States, compared with $348,000 in the corresponding period of 2007, a decrease of 27%. The decrease is largely due to reduced sales of ESRD therapy products in Europe in the second quarter due to delays in receipt of raw materials, resulting in production delays and deferred shipments of ordered product until after quarter end.

The Company's net loss was $2,444,000 or $0.06 per basic and diluted common share for the second quarter of 2008 versus a net loss of $1,630,000 or $0.13 per basic and diluted common share in the second quarter of 2007. The Company’s net loss increased in the current quarter primarily due to additional expenses associated with the completion of the Company’s pivotal clinical trial for its OLpūr H2H and MD filter products in the United States.

Net product revenues for the six months ended June 30, 2008 were $640,000 compared to $644,000 in the corresponding period of 2007, a decrease of approximately 1%. The Company’s net loss was $4,084,000 or $0.11 per basic and diluted common share for the six months ended June 30, 2008 compared with $3,201,000 or $0.26 per basic and diluted common share for the corresponding period of 2007.

As of June 30, 2008, Nephros had cash, cash equivalents short-term investments and other current assets of $6,694,000.

“Nephros achieved a vital milestone in completing its human clinical trial of the Company's OLpur(TM) H2H(TM) Hemodiafiltration Module and OLpur(TM) MD 220 Hemodiafilter in the United States, and we are now finalizing our 510(K) filing for submission to the FDA," said Norman Barta, President and CEO. "At the same time, we have initiated our Dual Stage Ultrafilter sales in the U.S., and are developing distributor relationships to expand our DSU sales opportunity nationwide and beyond.”

About Nephros, Inc.

Nephros, Inc., headquartered in New York, is a medical device company developing and marketing products designed to improve the quality of life for the End-Stage Renal Disease (ESRD) patient, while addressing the critical financial and clinical needs of the care provider. ESRD is a disease state characterized by the irreversible loss of kidney function. Nephros products are sold and distributed throughout Europe and are currently being used in over fifty clinics in Europe.

Nephros also markets a line of water filtration products incorporating its patented dual stage cold sterilization filtration technology, the Dual Stage Ultrafilter (DSU), which produces biologically safe water. The DSU has the capability to filter out bacteria and, due to its exceptional filtration levels, filter out many viruses, parasites, and other biotoxins as well. The DSU is in pilot-use programs at several U.S. medical centers and has been selected for further development by the U.S. Marine Corps.

For more information on Nephros, please visit the Company’s website at www.nephros.com.

Forward-Looking Statements

Statements in this news release that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such statements may be preceded by words such as "may," "plans," "expects," "believes," "hopes," "potential" or similar words. For such statements, Nephros claims the protection of the PSLRA.

Forward-looking statements are not guarantees of future performance, are based on assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Nephros's control. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include the risks that Nephros may not be able: (i) to obtain funding if and when needed or on favorable terms; (ii) to continue as a going concern; (iii) to liquidate its short-term investments when needed to fund its operations; (iv) to maintain compliance with the AMEX's continued listing standards; (v) to demonstrate in pre-clinical or clinical trials the anticipated efficacy, safety or cost savings of products that appeared promising to Nephros in research or clinical trials; (vi) to obtain appropriate or necessary governmental approvals to achieve its business plan or effectively market its products; (vii) to have its technologies and products accepted in current or future target markets; or (viii) to secure or enforce adequate legal protection, including patent protection, for its products. More detailed information about Nephros and the risk factors that may affect the realization of forward-looking statements is set forth in Nephros' filings with the SEC, including Nephros' Annual Report on Form 10-KSB filed with the SEC for the fiscal year ended December 31, 2007, and Nephros’ Quarterly Reports on Form 10-Q for the three and six month periods ended March 31 and June 30, 2008. Investors and security holders are urged to read these documents free of charge on the SEC's website at www.sec.gov. Nephros does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.